PetLife Pharmaceuticals’ CEO Dr. Salvagno Provides White Paper on “Venenotherapy” While Preparing for FDA Submission

Dec 06, 2016

OTC Disclosure & News Service

Hancock, MD, Dec. 06, 2016 (GLOBE NEWSWIRE) — PetLife Pharmaceuticals, Inc. (OTC QB: PTLF) (the “Company”), a developer of a new generation of high potency veterinary cancer medications and nutraceuticals for pets, is pleased to provide a White Paper written by CEO Dr. Salvagno on ‘Venenotherapy’ and additional market statistics.

Animal specific drugs are rare, especially in the oncology field. According to the American Pet Products Association, about 65% of US households own at least one pet, an estimated 86 million cats and 78 million dogs, among other animals. PetLife’s Vitalzul(tm) is going through pre-INAD studies ahead of FDA/CVM submission for this expansive market.

White Paper on Venenotherapy: http://www.petlifepharma.com/investor-relations.php

“Excitement in the company continues to grow as we await the pre-INAD study results for our dosing and preliminary toxicology of Vitalzul™ later this month. FDA/CVM submission of Vitalzul™ with the expert help of InnoVision Therapeutics will follow the pre-INAD studies” stated Dr. Salvagno, CEO of PetLife.

PetLife’s 506 Private Placement Memorandum is available only to accredited investors.

About PetLife Pharmaceuticals, Inc.

PetLife Pharmaceuticals (OTCQB: PTLF) (http://www.PetLifePharma.com) is a registered US Veterinary Pharmaceutical company, incorporated in 2012.

PetLife’s mission is to bring its new, scientifically proven, non-toxic, potentiated bioactive nutraceuticals and prescription medication, Vitalzul™, to the world of veterinary oncology — with the ultimate goal of preventing cancer and extending the life of pets suffering from cancer while improving their quality of life. In the US alone, consumer spending on domestic companion animals reached over $60 billion in 2015 with over $29 billion spent on veterinary care and medications.

Safe Harbor

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: PetLife encourages those interested in our Company to rely only on information included in our filings with the United States Securities and Exchange Commission which can be found at www.sec.gov. Statements released by the Company, that are not purely historical are forward-looking within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s expectations, hopes, intentions, and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the Company’s business prospects and performance. The Company’s actual results could differ materially from those in such forward-looking statements. Risk factors include but are not limited to general economic, competitive, governmental, and technological factors as discussed in the Company’s filings with the SEC on Forms 10-K, 10-Q, and 8-K. The Company does not undertake any responsibility to update the forward-looking statements contained in this release.

Investor Relations:

Invicto Group

info@invictogroup.com

800-928-7462 Ext. 801